Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports 2017 Results

Full-Year Highlights

•	Operating income margin was 13.5%, up 360 basis points; Adjusted Operating Income[1] margin was 16.3%, up 130 basis points
•	Diluted EPS was $1.91, up 81.9%; Adjusted EPS[1] was $2.14, up 14.5% on a constant-currency basis
•	Net revenues declined (0.1)%; Organic Net Revenue[1] grew 0.9%
•	Returned $3.4 billion in capital to shareholders

DEERFIELD, Ill. – Jan. 31, 2018 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter and full-year 2017 results.

“We are pleased with the solid results for 2017,” said Brian Gladden, Chief Financial Officer. “We delivered a strong year of margin expansion and earnings growth, marking significant progress from four years ago. Our improved top-line performance was fueled by our Power Brands and favorable trends in emerging markets.”

“I’m very excited about the opportunities ahead to create value at Mondelēz International,” said Dirk Van de Put, Chief Executive Officer. “We have strong foundational pillars in place, and we enter the year with improving momentum in our business. Our 2018 plan reflects an emphasis on execution, ongoing improvements in top-line growth and continuing actions to expand margins. As we develop our long-term strategic plan for sustainable growth, we’re focused on how we can optimize and accelerate our strengths to create more moments of joy for our consumers, customers, communities, colleagues and shareholders.”

Net Revenue

$ in millions	Reported Net Revenues			Organic Net Revenue Growth
	Q4 2017	% Chg vs PY		Q4 2017	Vol/Mix		Pricing
Quarter 4
Latin America	$900	4.2%		5.5%	(3.0	) pp	8.5	pp
Asia, Middle East & Africa	1,449	2.6		6.9	3.2		3.7
Europe	2,816	5.0		1.4	0.2		1.2
North America	1,801	(0.6)		(0.8)	0.1		(0.9)

Mondelēz International	$6,966	2.9%		2.4%	0.3	pp	2.1	pp

Full Year 2017	FY 2017			FY 2017
Latin America	$3,566	5.1%		3.5%	(4.2	) pp	7.7	pp
Asia, Middle East & Africa	5,739	(1.3)		2.7	(0.2)		2.9
Europe	9,794	0.4		1.3	1.4		(0.1)
North America	6,797	(2.3)		(2.4)	(1.8)		(0.6)

Mondelēz International	$25,896	(0.1	) %	0.9%	(0.6	) pp	1.5	pp

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q4 2017	vs PY (Rpt Fx)		Q4 2017	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,664	2.9%		$2,731	5.9%		2.2%
Gross Profit Margin	38.2%	0.0	pp	39.2%	0.0	pp

Operating Income	$844	66.5%		$1,108	19.8%		14.1%
Operating Income Margin	12.1%	4.6	pp	15.9%	1.8	pp

Net Earnings[2]	$802	762.4%		$862	25.3%		17.2%

Diluted EPS	$0.53	783.3%		$0.57	29.5%		20.5%

Full Year 2017	FY 2017			FY 2017
Gross Profit	$10,065	(0.6	) %	$10,210	0.9%		0.5%
Gross Profit Margin	38.9%	(0.2	)pp	39.8%	(0.3	)pp

Operating Income	$3,506	36.5%		$4,178	9.9%		9.9%
Operating Income Margin	13.5%	3.6	pp	16.3%	1.3	pp

Net Earnings	$2,922	76.1%		$3,270	11.9%		11.4%

Diluted EPS	$1.91	81.9%		$2.14	15.1%		14.5%

Fourth Quarter Commentary

•	Net revenues increased 2.9 percent, driven by currency and Organic Net Revenue growth partly offset by divestiture impacts. Organic Net Revenue increased 2.4 percent, which includes a positive impact of approximately 60 basis points from India demonetization in the prior year.

•	Gross profit margin was 38.2 percent, flat to the prior year, as favorable impacts from commodity hedging activities and divestitures were offset by incremental costs due to the malware incident and higher 2014-2018 Restructuring Program implementation costs. Adjusted Gross Profit[1] margin was 39.2 percent, flat to the prior year, driven by cost inflation and unfavorable mix, offset by improved pricing and net productivity gains.

•	Operating income margin was 12.1 percent, up 460 basis points, driven by lower 2014-2018 Restructuring Program costs, higher Adjusted Operating Income margin and the lapping of the prior year’s intangible asset impairment. Adjusted Operating Income margin expanded 180 basis points to 15.9 percent. These results reflected reductions in selling, general & administrative costs and supply chain productivity savings.

•	Diluted EPS was $0.53, up 783 percent, driven by the lapping of the prior year loss on debt extinguishment, lower intangible asset impairment costs and a net benefit from U.S. tax reform.

•	Adjusted EPS was $0.57 and grew 21 percent on a constant-currency basis, driven primarily by operating gains.

•	Capital Return: The company repurchased approximately $400 million of its common stock and paid approximately $300 million in cash dividends.

•	Tax Rate: The enactment of U.S. tax reform in December 2017 resulted in a discrete net tax benefit of $59 million in the fourth quarter. Elements of this benefit include a tax on the company’s accumulated foreign earnings (estimated $1.3 billion cost) and the revaluation of its net U.S. deferred tax liability (estimated $1.3 billion benefit). As a result, the company’s reported effective tax rate, which includes these discrete tax impacts, was 24.6 percent for the fourth quarter and 22.0 percent for the full year. The company’s Adjusted Effective Tax Rate[1], which excludes the discrete net tax impacts, was 24.5 percent for the fourth quarter and 22.8 percent for the full year.

Full-Year Commentary

•	Net revenues decreased 0.1 percent, driven by divestitures that offset Organic Net Revenue growth and currency tailwinds. Organic Net Revenue increased 0.9 percent, which included a negative impact of approximately 40 basis points from the June malware incident.

•	Gross profit margin was 38.9 percent, a decrease of 20 basis points, driven primarily by Adjusted Gross Profit margin contraction and the impact from the malware incident costs, partially offset by lower 2014-2018 Restructuring Program implementation costs and lower mark-to-market impacts from commodity and currency derivative contracts. Adjusted Gross Profit margin was 39.8 percent, a decrease of 30 basis points. Higher input costs and unfavorable volume/mix more than offset net productivity gains and improved pricing net of select trade investments.

•	Operating income margin was 13.5 percent, up 360 basis points, driven by Adjusted Operating Income margin expansion, lower 2014-2018 Restructuring Program costs, benefits from the resolution of tax matters and a net gain on divestitures, partially offset by malware incident incremental expenses. Adjusted Operating Income margin expanded 130 basis points to 16.3 percent. These results reflected supply chain productivity savings and reductions in overhead costs.

•	Diluted EPS was $1.91, up 82 percent, driven by the lapping of the prior year loss on debt extinguishment, benefits from the resolution of tax matters, lower 2014-2018 Restructuring Program costs, net gains from divestitures and a net benefit from U.S. tax reform.

•	Adjusted EPS was $2.14 and grew 15 percent on a constant-currency basis, driven primarily by operating gains, lower interest expense and lower shares outstanding.

•	Capital Return: The company returned $3.4 billion of capital to shareholders through share repurchases and dividends. Today, the company’s Board of Directors approved a $6 billion increase to the company’s share repurchase authorization from $13.7 billion to $19.7 billion and extended the expiration date of the program to December 31, 2020.

2018 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2018, the company expects Organic Net Revenue to increase 1 to 2 percent. The company expects Adjusted Operating Income margin of approximately 17 percent. The company also expects double-digit Adjusted EPS growth on a constant-currency basis. This 2018 outlook includes an expected Adjusted Effective Tax Rate in the low-to-mid 20 percent range, including our current view of the expected impact of U.S. tax reform. The company estimates currency translation would increase net revenue growth by approximately 4 percent3 and Adjusted EPS by approximately $0.123.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2017 net revenues of approximately $26 billion. Creating more moments of joy in approximately 160 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Effective Tax Rate and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE on January 25, 2018.

Additional Definitions

Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Halls candy; and Tang powdered beverages.

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “believe,” “estimate,” “plan,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share, margins and taxes; currency and the effect of foreign exchange translation on the company’s results of operations; the company’s operating and strategic plans; the company’s growth strategy; value creation for shareholders; the company’s tax rate, tax positions and estimates of the impact of U.S. tax reform on its 2017 and future results; remediation efforts related to and the financial and other impacts of the malware incident; the costs of, timing of expenditures under and completion of the company’s restructuring program; the Brazilian indirect tax matter; and the company’s outlook, including 2018 Organic Net Revenue growth, Adjusted Operating Income margin,

Adjusted EPS and Adjusted Effective Tax Rate. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Net revenues	$6,966	$6,770	$25,896	$25,923

Cost of sales	4,302	4,181	15,831	15,795

Gross profit	2,664	2,589	10,065	10,128
Gross profit margin	38.2%	38.2%	38.9%	39.1%

Selling, general and administrative expenses	1,657	1,705	5,911	6,540

Asset impairment and exit costs	120	342	656	852

Net gain on divestitures	(2)	(9)	(186)	(9)

Amortization of intangibles	45	44	178	176

Operating income	844	507	3,506	2,569
Operating income margin	12.1%	7.5%	13.5%	9.9%

Interest and other expense, net	120	575	382	1,115

Earnings before income taxes	724	(68)	3,124	1,454

Provision for income taxes	(178)	78	(688)	(129)
Effective tax rate	24.6%	114.7%	22.0%	8.9%
Gain on equity method investment transactions	40	—	40	43
Equity method investment net earnings	224	83	460	301

Net earnings	810	93	2,936	1,669

Noncontrolling interest earnings	(8)	—	(14)	(10)

Net earnings attributable to Mondelēz International	$802	$93	$2,922	$1,659

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.54	$0.06	$1.93	$1.07

Diluted earnings per share attributable to Mondelēz International	$0.53	$0.06	$1.91	$1.05

Average shares outstanding:
Basic	1,497	1,540	1,513	1,556
Diluted	1,513	1,559	1,531	1,573

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$761	$1,741
Trade receivables	2,691	2,611
Other receivables	835	859
Inventories, net	2,557	2,469
Other current assets	676	800

Total current assets	7,520	8,480

Property, plant and equipment, net	8,677	8,229
Goodwill	21,085	20,276
Intangible assets, net	18,639	18,101
Prepaid pension assets	158	159
Deferred income taxes	319	358
Equity method investments	6,345	5,585
Other assets	366	350

TOTAL ASSETS	$63,109	$61,538

LIABILITIES
Short-term borrowings	$3,517	$2,531
Current portion of long-term debt	1,163	1,451
Accounts payable	5,705	5,318
Accrued marketing	1,728	1,745
Accrued employment costs	721	736
Other current liabilities	2,959	2,636

Total current liabilities	15,793	14,417

Long-term debt	12,972	13,217
Deferred income taxes	3,376	4,721
Accrued pension costs	1,669	2,014
Accrued postretirement health care costs	419	382
Other liabilities	2,689	1,572

TOTAL LIABILITIES	36,918	36,323
EQUITY
Common Stock	—	—
Additional paid-in capital	31,915	31,847
Retained earnings	22,749	21,149
Accumulated other comprehensive losses	(9,998)	(11,122)
Treasury stock	(18,555)	(16,713)

Total Mondelēz International Shareholders’ Equity	26,111	25,161
Noncontrolling interest	80	54

TOTAL EQUITY	26,191	25,215

TOTAL LIABILITIES AND EQUITY	$63,109	$61,538

	December 31, 2017	December 31, 2016	Incr/ (Decr)
Short-term borrowings	$3,517	$2,531	$986
Current portion of long-term debt	1,163	1,451	(288)
Long-term debt	12,972	13,217	(245)

Total Debt	17,652	17,199	453
Cash and cash equivalents	761	1,741	(980)

Net Debt (1)	$16,891	$15,458	$1,433

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2017	2016
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,936	$1,669
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	816	823
Stock-based compensation expense	137	140
U.S. tax reform transition tax	1,317	—
Deferred income tax benefit	(1,206)	(141)
Asset impairments and accelerated depreciation	334	446
Loss on early extinguishment of debt	11	428
Net gain on divestitures	(186)	(9)
Gain on equity method investment transactions	(40)	(43)
Equity method investment net earnings	(460)	(301)
Distributions from equity method investments	152	75
Other non-cash items, net	(225)	(43)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(24)	31
Inventories, net	(18)	62
Accounts payable	5	409
Other current assets	14	(176)
Other current liabilities	(637)	60
Change in pension and postretirement assets and liabilities, net	(333)	(592)

Net cash provided by operating activities	2,593	2,838

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,014)	(1,224)
Acquisitions, net of cash received	—	(246)
Proceeds from divestitures, net of disbursements	604	303
Proceeds from sale of property, plant and equipment and other assets	109	138

Net cash used in investing activities	(301)	(1,029)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,808	1,540
Repayments of commercial paper, maturities greater than 90 days	(1,911)	(1,031)
Net issuances of other short-term borrowings	1,027	1,741
Long-term debt proceeds	350	5,640
Long-term debt repaid	(1,470)	(6,186)
Repurchase of Common Stock	(2,174)	(2,601)
Dividends paid	(1,198)	(1,094)
Other	207	129

Net cash used in financing activities	(3,361)	(1,862)

Effect of exchange rate changes on cash and cash equivalents	89	(76)

Cash and cash equivalents:
Decrease	(980)	(129)
Balance at beginning of period	1,741	1,870

Balance at end of period	$761	$1,741

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis (1).

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions; divestitures (2); the historical global coffee business (3); the historical Venezuelan operations; accounting calendar changes; and currency rate fluctuations (4). The company believes that Organic Net Revenue reflects the underlying growth from the ongoing activities of its business and provides improved comparability of results. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); acquisition integration costs; incremental costs associated with the Jacobs Douwe Egberts (“JDE”) coffee business transactions; the operating results of divestitures (2); the historical coffee business operating results (3); the historical Venezuelan operating results; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6). The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company believes that Adjusted Gross Profit and Adjusted Gross Profit margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis (4).

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); Venezuela remeasurement and deconsolidation losses and historical operating results; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (2) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (3) gain and net incremental costs; the operating results of divestitures (2); the historical global coffee business operating results (3); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6); equity method investment earnings historically reported within operating income (7); benefits from resolution of tax matters (8); CEO transition remuneration (9); and incremental expenses related to the malware incident. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company believes that Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Income margin and Adjusted Segment Operating Income margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis (4).

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (2) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (3) gain, transaction hedging gains or losses and net incremental costs; gain on equity method investment transactions; net earnings from divestitures (2); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6); gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; benefits from resolution of tax matters (8); CEO transition remuneration (9); incremental expenses related to the malware incident; and U.S. tax reform discrete impacts (10). Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items (11). The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company believes that Adjusted EPS provides improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis (4).

•	“Adjusted Effective Tax Rate” is defined as the company’s reported effective tax rate excluding the tax impacts from the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (2) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (3) gain, transaction hedging gains or losses and net incremental costs; gain on equity method investment transactions; net earnings from divestitures (2); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6); gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; benefits from resolution of tax matters (8); CEO transition remuneration (9); incremental expenses related to the malware incident; U.S. tax reform discrete impacts (10); and the company’s proportionate share of its investees’ unusual or infrequent items related to the company’s equity method investment net earnings (11). The company believes that Adjusted Effective Tax Rate provides improved comparability of underlying operating results.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. As Free Cash Flow is the company’s primary measure used to monitor its cash flow performance, the company believes this non-GAAP measure provides investors additional useful information when evaluating its cash from operating activities.

(1)	When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During 2017, the company added to the non-GAAP definitions the exclusion of: benefits from the resolution of tax matters (see footnote (8) below), CEO transition remuneration (see footnote (9) below), incremental expenses related to the malware incident and U.S. tax reform discrete items (see footnote (10) below).

(2)	Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.

(3)	The company continues to have an ongoing interest in the legacy coffee business it deconsolidated in 2015 as part of the JDE coffee business transactions. For historical periods prior to the July 15, 2015 coffee business deconsolidation, the company has reclassified any net revenue or operating income from the historical coffee business and included them where the coffee equity method investment earnings are presented within Adjusted EPS. As such, Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income in all periods do not include the results of the company’s legacy coffee businesses, which are shown within Adjusted EPS only.

(4)	Constant currency operating results are calculated by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

(5)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program reflect costs incurred that relate to the objectives of the company’s program to transform its supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments. Refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for more information on the 2012-2014 Restructuring Program.

(6)	During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. Since the company purchases commodity and forecasted currency contracts to mitigate price volatility primarily for inventory requirements in future periods, the company made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of the company’s underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

(7)	Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. Refer to Note 1, Summary of Significant Accounting Policies, in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for more information.

(8)	During 2017, the company recorded benefits from the settlement of pre-acquisition Cadbury tax matters and from the reversal of tax liabilities in connection with the resolution of a Brazilian indirect tax matter.

(9)	On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International in advance of her retirement at the end of March 2018. In order to incent Mr. Van de Put to join the company, the company provided him compensation with a total combined target value of $42.5 million to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. The compensation the company granted took the form of cash, deferred stock units, performance share units and stock options. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and approved a $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.” The company is excluding amounts it expenses as CEO transition remuneration from its 2017 and future non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. As a result, in 2017, the company excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, the company expects to exclude amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants.

(10)	On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions. The company’s accounting for the new tax legislation is not complete and the company has made reasonable estimates for some tax provisions. The company excluded the discrete U.S. tax reform impacts from its Adjusted EPS and Adjusted Effective Tax Rate as they do not reflect its ongoing tax obligations under U.S. tax reform.

(11)	The company has excluded its proportionate share of its equity method investees’ unusual or infrequent items, such as acquisitions and divestiture related costs, restructuring program costs and discrete U.S. tax reform impacts, in order to provide investors with a comparable view of its performance across periods. Although the company has shareholder rights and board representation commensurate with its ownership interests in its equity method investees and reviews the underlying operating results and unusual or infrequent items with them each reporting period, the company does not have direct control over the operations or resulting revenue and expenses. The company’s use of equity method investment net earnings on an adjusted basis is not intended to imply that the company has any such control. The company’s GAAP “diluted EPS attributable to Mondelēz International from continuing operations” includes all of its investees’ unusual and infrequent items.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2017.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs, in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS	IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

On December 28, 2017, the company completed the sale of a confectionery business in Japan. The company recorded a pre-tax loss of $1 million.

In connection with the 2012 spin-off of Kraft Foods Group, Inc. (now a part of Kraft Heinz Company (“KHC”)), Kraft Foods Group and the company each granted the other various licenses to use certain trademarks in connection with particular product categories in specified jurisdictions. On August 17, 2017, the company entered into two agreements with KHC to terminate the licenses of certain KHC-owned brands used in the company’s grocery business within its Europe region and to transfer to KHC inventory and certain other assets. On August 17, 2017, the first transaction closed, and on October 23, 2017, the second transaction closed.

On July 4, 2017, the company completed the sale of most of its grocery business in Australia and New Zealand to Bega Cheese Limited for $456 million Australian dollars ($347 million as of July 4, 2017). The company recorded a pre-tax gain of $247 million Australian dollars ($187 million as of July 4, 2017) on the sale. The company also recorded divestiture-related costs of $2 million and a foreign currency hedge loss of $3 million during 2017. In the fourth quarter of 2017, the company recorded a $3 million inventory-related working capital adjustment, increasing the pre-tax gain to $190 million in 2017.

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. The company recorded a $3 million loss on the sale and divestiture-related costs of $27 million in 2017 and $84 million in 2016. The company recorded these costs within cost of sales and selling, general and administrative expenses of its Europe segment.

On December 1, 2016, the company completed the sale of a confectionery business in Costa Rica represented by a local brand. The company recorded a pre-tax gain of $9 million in 2016.

Acquisitions

On November 2, 2016, the company purchased from Burton’s Biscuit Company certain intangibles, which included the license to manufacture, market and sell Cadbury-branded biscuits in additional key markets around the world, including in the United Kingdom, France, Ireland, North America and Saudi Arabia. On a constant currency basis, the purchase added incremental net revenues of $9 million in the three months and $59 million in the year ended December 31, 2017.

Acquisition integration costs

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $1 million in the three months and $3 million in the year ended December 31, 2017 and $1 million in the three months and $7 million in the year ended December 31, 2016. The company recorded these acquisition integration costs in selling, general and administrative expenses.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program and up to $2.2 billion of capital expenditures. On August 31, 2016, the company’s Board of Directors approved a $600 million reallocation between restructuring program cash costs and capital expenditures so that now the $5.7 billion program consists of approximately $4.1 billion of restructuring program costs ($3.1 billion cash costs and $1 billion non-cash costs) and up to $1.6 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. Since inception, the company has incurred total restructuring and related implementation charges of $3.3 billion related to the 2014-2018 Restructuring Program. The company expects to incur the full $4.1 billion of program charges by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $117 million in the three months and $535 million in the year ended December 31, 2017 and $234 million in the three months and $714 million in the year ended December 31, 2016 within asset impairment and exit costs. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $78 million in the three months and $257 million in the year ended December 31, 2017 and $86 million in the three months and $372 million in the year ended December 31, 2016. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Gain on equity method investment transactions

On October 2, 2017, the company completed the sale of one of its equity method investments and received cash proceeds of $65 million. The company recorded a gain of $40 million within the gain on equity method investment transactions and $15 million of tax expense.

On March 3, 2016, a subsidiary of Acorn Holdings B.V. (“AHBV”) completed the $13.9 billion acquisition of all of the outstanding common stock of Keurig Green Mountain, Inc. (“Keurig”) through a merger transaction. On March 7, 2016, the company exchanged with a subsidiary of AHBV a portion of the company’s equity interest in JDE with a carrying value of €1.7 billion (approximately $2.0 billion as of March 7, 2016) for an interest in Keurig with a fair value of $2.0 billion based on the merger consideration per share for Keurig. The company recorded the difference between the fair value of Keurig and its basis in JDE shares as a $43 million gain on the equity method investment exchange in March 2016. Immediately following the exchange, the company’s ownership interest in JDE was 26.5% and its interest in Keurig was 24.2%. The company accounts for its investments in JDE and Keurig under the equity method and recognizes its share of their earnings within equity method investment earnings and its share of their dividends within the company’s cash flows.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $27 million in the three months and $96 million in the year ended December 31, 2017 and $45 million in the three months and $94 million in the year ended December 31, 2016.

Loss related to interest rate swaps

The company recognized pre-tax losses of $97 million in the three months ended March 31, 2016, within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing plans.

Loss on debt extinguishment

On April 12, 2017, the company discharged $488 million of its 6.500% U.S. dollar-denominated debt. The company paid $504 million, representing principal as well as past and future interest accruals from February 2017 through the August 2017 maturity date. The company recorded an $11 million loss on debt extinguishment within interest expense.

On December 16, 2016, the company redeemed $850 million of 2.250% fixed rate notes, maturing on February 1, 2019, that were issued on January 16, 2014. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment of $19 million in connection with this redemption in the three months ended December 31, 2016.

On October 31, 2016, the company completed a cash tender offer and retired $3.18 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $409 million in the three months ended December 31, 2016, for the amount paid in excess of the carrying value of the debt and from recognizing in earnings the related unamortized discounts and deferred financing costs.

Intangible assets gains and losses

Impairment charges

During the company’s annual testing of non-amortizable intangible assets, the company recorded $70 million of impairment charges in the third quarter of 2017 related to five trademarks. The impairments arose due to lower than expected growth in part driven by decisions to redirect support from these trademarks to other regional and global brands. The company recorded charges related to candy and gum trademarks of $52 million in AMEA, $11 million in Europe, $5 million in Latin America and $2 million in North America. In addition, during the third quarter of 2017, the company recorded a $1 million impairment related to a transaction.

During the second quarter of 2017, the company recorded a $38 million intangible asset impairment charge resulting from a category decline and lower than expected product growth related to a gum trademark in its North America segment.

In the three months ended December 31, 2016, during the company’s annual testing of non-amortizable intangible assets, the company recorded $98 million of impairment charges related to five trademarks. These charges related to biscuits, candy and gum trademarks of $41 million in AMEA, $32 million in North America, $22 million in Europe, and $2 million in Latin America.

In addition, during the three months ended December 31, 2016, the company recorded impairment charges of $4 million in AMEA and $4 million in Europe related to biscuits trademarks.

During the three months ended September 30, 2016, the company discontinued one biscuit product that resulted in a $4 million intangible asset impairment charge in its Europe segment.

On June 30, 2016, in connection with the company’s global supply chain reinvention initiatives, the company made a determination to discontinue manufacturing a candy product that resulted in a $7 million impairment charge in its North America segment.

On March 31, 2016, in connection with the sale of a confectionery business in France, the company recorded a $14 million impairment charge for a gum & candy trademark as a portion of its carrying value would not be recoverable based on future cash flows expected under a planned license agreement with the buyer. In May 2016, the company recorded an additional $5 million impairment charge for a candy trademark to reduce the overall net assets to the estimated net sales proceeds after transaction costs.

Gain on sale of an intangible asset

On August 26, 2016, the company recorded a $7 million gain for the sale of a U.S.-owned biscuit trademark. The gain was recorded within selling, general and administrative expenses of its North America segment.

On May 2, 2016, the company completed the sale of certain local biscuit brands in Finland as part of the company’s strategic decisions to exit select small and local brands and shift investment toward its Power Brands. The sales price was €14 million ($16 million as of May 2, 2016) and the company divested $8 million of indefinite lived intangible assets and less than $1 million of other assets. The company received cash proceeds of €12 million ($14 million as of May 2, 2016) and another €2 million ($2 million as of October 31, 2016) following the completion of post-closing requirements. The additional $2 million of consideration increased the pre-tax gain of $6 million recorded in the second quarter of 2016 to a total 2016 pre-tax gain of $8 million. This transaction was recorded within selling, general and administrative expenses of the company’s Europe segment.

Incremental expenses related to the malware incident

On June 27, 2017, a global malware incident impacted the company’s business. The malware affected a significant portion of the company’s global sales, distribution and financial networks. In the last four days of the second quarter and during the third quarter, the company executed business continuity and contingency plans to contain the impact, minimize damages and restore its systems environment. To date, the company has not found, nor does the company expect to find, any instances of Company or personal data released externally. The company has now restored its main operating systems and processes as well as enhanced its system security.

During 2017, the company estimates that the loss of revenue as a result of the malware incident had a negative impact of 0.4% on its net revenue and Organic Net Revenue growth. The company also incurred incremental expenses as a result of the incident of $30 million in the three months and $84 million in the year ended December 31, 2017 as part of the recovery effort. The company also continues to make progress on its efforts to strengthen its security measures and mitigate cybersecurity risk. The company believes the recovery from this incident is largely resolved now and does not expect significant ongoing impacts or incremental expenses from this incident on future periods.

Benefit from resolution of tax matters

During the fourth quarter of 2017, a U.S. federal court decided a customs case in the company’s favor. As a result, the company released a Cadbury customs tax reserve previously recorded as part of the Cadbury acquisition that was no longer required and recognized income of $7 million within selling, general and administrative expenses in its North America segment.

During the first quarter of 2017, the Brazilian Supreme Court (the “Court”) ruled against the Brazilian tax authorities in a leading case related to the computation of certain indirect (non-income) taxes. The Court ruled that the indirect tax base should not include a value-added tax known as “ICMS”. By removing the ICMS from the tax base, the Court effectively eliminated a “tax on a tax.” The company’s Brazilian subsidiary had received an injunction against making payments for the “tax on a tax” in 2008 and since that time until December 2016, the company had accrued for this portion of the tax each quarter in the event that the tax was reaffirmed by the Brazilian courts. On September 30, 2017, based on legal advice and the publication of the Court’s decision related to this case, the company determined that the likelihood that the increased tax base would be reinstated and assessed against the company was remote. Accordingly, the company reversed its accrual of 667 million Brazilian reais, or $212 million as of September 30, 2017, of which, $153 million was recorded within selling, general and administrative expenses and $59 million was recorded within interest and other expense, net. The Brazilian tax authority may appeal the Court’s decision, seeking potential clarification or adjustment of the terms of enforcement. The company continues to monitor developments in this matter and currently does not expect a material future impact on its financial statements.

As part of the company’s 2010 Cadbury acquisition, the company became the responsible party for tax matters under a February 2, 2006 dated Deed of Tax Covenant between the Cadbury Schweppes PLC and related entities (“Schweppes”) and Black Lion Beverages and related entities. The tax matters included an ongoing transfer pricing case with the Spanish tax authorities related to the Schweppes businesses Cadbury divested prior to the company’s acquisition of Cadbury. During the first quarter of 2017, the Spanish Supreme Court decided the case in the company’s favor. As a result of the final ruling, during the first quarter of 2017, the company recorded a favorable earnings impact of $46 million in selling, general and administrative expenses and $12 million in interest and other expense, net, for a total pre-tax impact of $58 million due to the reversal of Cadbury-related accrued liabilities related to this matter. In the third quarter of 2017, the company recorded additional income of $3 million related to a bank guarantee release within selling, general and administrative expenses and interest and other expense, net. In the fourth quarter of 2017, the company recorded additional income of $1 million related to a final bank guarantee release within selling, general and administrative expenses.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International in advance of her retirement at the end of March 2018. In order to incent Mr. Van de Put to join the company, the company provided him compensation with a total combined target value of $42.5 million to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. The compensation the company granted took the form of cash, deferred stock units, performance share units and stock options. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and approved a $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.” The company is excluding amounts it expenses as CEO transition remuneration from its 2017 and future non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. As a result, in 2017, the company excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, the company expects to exclude amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants.

U.S. tax reform discrete impacts

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of complex provisions impacting the taxation of businesses. Some impacts of the new legislation would generally require accounting to be completed in the period of enactment, however in response to the complexities of this new legislation, the U.S. Securities and Exchange Commission (“SEC”) issued guidance to provide companies with relief. Specifically, when the initial accounting for items under the new legislation is incomplete, the guidance allows the company to include provisional amounts when reasonable estimates can be made or to continue to apply the prior tax law if a reasonable estimate of the impact cannot be made. The SEC has provided up to a one-year window for companies to finalize the accounting for the impacts of this new legislation and the company anticipates finalizing its accounting during 2018.

While the company’s accounting for the legislation is not complete, the company has made reasonable estimates for some provisions and has recorded a $59 million discrete net tax benefit in its 2017 financial statements. This net benefit is primarily comprised of a $1,317 million provisional charge for the estimated transition tax, offset by a $1,311 million provisional deferred tax benefit from revaluing its net U.S. deferred tax liabilities to reflect the new U.S. corporate tax rate as well as an additional $61 million deferred tax benefit related to changes in the company’s indefinite reinvestment assertion.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2018 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS growth on a constant currency basis and Adjusted Effective Tax Rate are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its full year 2018 projected Organic Net Revenue growth to its full year 2018 projected reported net revenue growth because the company is unable to predict the 2018 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2018 projected Adjusted Operating Income margin to its full year 2018 projected reported operating income margin because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures. The company is not able to reconcile its full year 2018 projected Adjusted EPS growth on a constant currency basis to its full year 2018 projected reported diluted EPS growth because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency derivative contracts, impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2018 projected Adjusted Effective Tax Rate to its full year 2018 projected reported effective tax rate because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency derivative contracts and impacts from potential acquisitions or divestitures. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2017
Reported (GAAP)	$900		$1,449		$2,816		$1,801		$6,966
Divestitures	—		(4)		(2)		—		(6)
Acquisition	—		—		(9)		—		(9)
Currency	9		(8)		(202)		(11)		(212)

Organic (Non-GAAP)	$909		$1,437		$2,603		$1,790		$6,739

For the Three Months Ended December 31, 2016
Reported (GAAP)	$864		$1,412		$2,682		$1,812		$6,770
Divestitures	(2)		(68)		(114)		(8)		(192)

Organic (Non-GAAP)	$862		$1,344		$2,568		$1,804		$6,578

% Change
Reported (GAAP)	4.2%		2.6%		5.0%		(0.6)%		2.9%
Divestitures	0.2	pp	4.9	pp	4.6	pp	0.4	pp	2.9	pp
Acquisition	—		—		(0.3)		—		(0.2)
Currency	1.1		(0.6)		(7.9)		(0.6)		(3.2)

Organic (Non-GAAP)	5.5%		6.9%		1.4%		(0.8)%		2.4%

Vol/Mix	(3.0	)pp	3.2	pp	0.2	pp	0.1	pp	0.3	pp
Pricing	8.5		3.7		1.2		(0.9)		2.1

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2017
Reported (GAAP)	$3,566		$5,739		$9,794		$6,797		$25,896
Divestitures	—		(133)		(137)		—		(270)
Acquisition	—		—		(59)		—		(59)
Currency	(62)		99		(96)		(18)		(77)

Organic (Non-GAAP)	$3,504		$5,705		$9,502		$6,779		$25,490

For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$3,392		$5,816		$9,755		$6,960		$25,923
Divestitures	(8)		(261)		(371)		(13)		(653)

Organic (Non-GAAP)	$3,384		$5,555		$9,384		$6,947		$25,270

% Change
Reported (GAAP)	5.1%		(1.3)%		0.4%		(2.3)%		(0.1)%
Divestitures	0.3	pp	2.2	pp	2.5	pp	0.1	pp	1.5	pp
Acquisition	—		—		(0.6)		—		(0.2)
Currency	(1.9)		1.8		(1.0)		(0.2)		(0.3)

Organic (Non-GAAP)	3.5%		2.7%		1.3%		(2.4)%		0.9%

Vol/Mix	(4.2	)pp	(0.2	)pp	1.4	pp	(1.8	)pp	(0.6	)pp
Pricing	7.7		2.9		(0.1)		(0.6)		1.5

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Brands and Markets

(in millions of U.S. dollars)

(Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2017
Reported (GAAP)	$5,129		$1,837		$6,966		$2,557		$4,409		$6,966
Divestitures	—		(6)		(6)		—		(6)		(6)
Acquisition	(9)		—		(9)		—		(9)		(9)
Currency	(160)		(52)		(212)		(33)		(179)		(212)

Organic (Non-GAAP)	$4,960		$1,779		$6,739		$2,524		$4,215		$6,739

For the Three Months Ended December 31, 2016
Reported (GAAP)	$4,785		$1,985		$6,770		$2,376		$4,394		$6,770
Divestitures	—		(192)		(192)		(2)		(190)		(192)

Organic (Non-GAAP)	$4,785		$1,793		$6,578		$2,374		$4,204		$6,578

% Change
Reported (GAAP)	7.2%		(7.5)%		2.9%		7.6%		0.3%		2.9%
Divestitures	—	pp	9.6	pp	2.9	pp	0.1	pp	4.4	pp	2.9	pp
Acquisition	(0.1)		—		(0.2)		—		(0.2)		(0.2)
Currency	(3.4)		(2.9)		(3.2)		(1.4)		(4.2)		(3.2)

Organic (Non-GAAP)	3.7%		(0.8)%		2.4%		6.3%		0.3%		2.4%

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2017
Reported (GAAP)	$18,913		$6,983		$25,896		$9,707		$16,189		$25,896
Divestitures	—		(270)		(270)		—		(270)		(270)
Acquisition	(59)		—		(59)		—		(59)		(59)
Currency	(97)		20		(77)		(19)		(58)		(77)

Organic (Non-GAAP)	$18,757		$6,733		$25,490		$9,688		$15,802		$25,490

For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$18,372		$7,551		$25,923		$9,357		$16,566		$25,923
Divestitures	—		(653)		(653)		(10)		(643)		(653)

Organic (Non-GAAP)	$18,372		$6,898		$25,270		$9,347		$15,923		$25,270

% Change
Reported (GAAP)	2.9%		(7.5)%		(0.1)%		3.7%		(2.3)%		(0.1)%
Divestitures	—	pp	4.8	pp	1.5	pp	0.2	pp	2.3	pp	1.5	pp
Acquisition	(0.3)		—		(0.2)		—		(0.4)		(0.2)
Currency	(0.5)		0.3		(0.3)		(0.3)		(0.4)		(0.3)

Organic (Non-GAAP)	2.1%		(2.4)%		0.9%		3.6%		(0.8)%		0.9%

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,966	$2,664	38.2%	$844	12.1%
2014-2018 Restructuring Program costs	—	24		195
Acquisition integration costs	—	—		1
Benefits from resolution of tax matters	—	—		(8)
Malware incident incremental expenses	—	20		30
CEO transition remuneration	—	—		14
Operating income from divestitures	(6)	(3)		(1)
Divestiture-related costs	—	(1)		9
Gain on divestitures	—	—		(2)
Mark-to-market (gains)/losses from derivatives	—	27		27
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,960	$2,731	39.2%	$1,108	15.9%

Currency		(93)		(53)

Adjusted @ Constant FX (Non-GAAP)		$2,638		$1,055

	For the Three Months Ended December 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,770	$2,589	38.2%	$507	7.5%
2014-2018 Restructuring Program costs	—	7		320
Acquisition integration costs	—	—		1
Gain on sale of intangible asset	—	—		(2)
Intangible asset impairment charges	—	—		107
Operating income from divestitures	(192)	(60)		(48)
Divestiture-related costs	—	—		2
Gain on divestitures	—	—		(9)
Acquisition-related costs	—	—		1
Mark-to-market (gains)/losses from derivatives	—	45		45
Rounding	—	(1)		1

Adjusted (Non-GAAP)	$6,578	$2,580	39.2%	$925	14.1%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		2.9%		66.5%
% Change - Adjusted (Non-GAAP)		5.9%		19.8%
% Change - Adjusted @ Constant FX (Non-GAAP)		2.2%		14.1%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,896	$10,065	38.9%	$3,506	13.5%
2014-2018 Restructuring Program costs	—	63		792
Acquisition integration costs	—	—		3
Intangible asset impairment charges	—	—		109
Benefits from resolution of tax matters	—	—		(209)
Malware incident incremental expenses	—	62		84
CEO transition remuneration	—	—		14
Operating income from divestitures	(270)	(79)		(61)
Divestiture-related costs	—	2		31
Net gain on divestitures	—	—		(186)
Mark-to-market (gains)/losses from derivatives	—	96		96
Rounding	—	1		(1)

Adjusted (Non-GAAP)	$25,626	$10,210	39.8%	$4,178	16.3%

Currency		(41)		—

Adjusted @ Constant FX (Non-GAAP)		$10,169		$4,178

	For the Twelve Months Ended December 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,923	$10,128	39.1%	$2,569	9.9%
2014-2018 Restructuring Program costs	—	91		1,086
Acquisition integration costs	—	—		7
Gain on sale of intangible asset	—	—		(15)
Intangible asset impairment charges	—	—		137
Income associated with the JDE coffee business transactions	—	—		(2)
Operating income from divestitures	(653)	(198)		(153)
Divestiture-related costs	—	8		86
Net gain on divestitures	—	—		(9)
Acquisition-related costs	—	—		1
Mark-to-market (gains)/losses from derivatives	—	94		94
Rounding	—	(1)		1

Adjusted (Non-GAAP)	$25,270	$10,122	40.1%	$3,802	15.0%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(0.6)%		36.5%
% Change - Adjusted (Non-GAAP)		0.9%		9.9%
% Change - Adjusted @ Constant FX (Non-GAAP)		0.5%		9.9%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2017
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Transactions	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$844	$120	$724	$178	24.6%	$(224)	$(40)	$8	$802	$0.53
2014-2018 Restructuring Program costs	195	—	195	35		—	—	—	160	0.11
Acquisition integration costs	1	—	1	—		—	—	—	1	—
Benefits from resolution of tax matters	(8)	—	(8)	(3)		—	—	—	(5)	—
Loss on debt extinguishment and related expenses	—	—	—	—		—	—	—	—	—
Malware incident incremental expenses	30	—	30	10		—	—	—	20	0.01
CEO transition remuneration	14	—	14	5		—	—	—	9	0.01
U.S. tax reform discrete net tax benefit	—	—	—	59		—	—	—	(59)	(0.04)
Net earnings from divestitures	(1)	—	(1)	—		—	—	—	(1)	—
Divestiture-related costs	9	—	9	5		—	—	—	4	—
Net gain on divestitures	(2)	—	(2)	5		—	—	—	(7)	—
Equity method investee acquisition-related and other adjustments	—	—	—	(43)		100	—	—	(57)	(0.04)
Gain on equity method investment transactions	—	—	—	(15)		—	40	—	(25)	(0.02)
Mark-to-market (gains)/losses from derivatives	27	—	27	6		—	—	—	21	0.01
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,108	$120	$988	$242	24.5%	$(124)	$—	$8	$862	$0.57

Currency									(56)	(0.04)

Adjusted @ Constant FX (Non-GAAP)									$806	$0.53

Diluted Average Shares Outstanding										1,513

	For the Three Months Ended December 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Transactions	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$507	$575	$(68)	$(78)	114.7%	$(83)	$—	$—	$93	$0.06
2014-2018 Restructuring Program costs	320	—	320	89		—	—	—	231	0.15
Acquisition integration costs	1	—	1	—		—	—	—	1	—
Gain on sale of intangible asset	(2)	—	(2)	(1)		—	—	—	(1)	—
Intangible asset impairment charges	107	—	107	28		—	—	—	79	0.05
Loss related to interest rate swaps	—	—	—	1		—	—	—	(1)	—
Net earnings from divestitures	(48)	—	(48)	(12)		2	—	—	(38)	(0.03)
Divestiture-related costs	2	—	2	(4)		—	—	—	6	—
Net gain on divestitures	(9)	—	(9)	—		—	—	—	(9)	—
Acquisition-related costs	1	—	1	—		—	—	—	1	—
Loss on debt extinguishment and related expenses	—	(427)	427	163		—	—	—	264	0.17
Equity method investee acquisition-related and other adjustments	—	—	—	(2)		(20)	—	—	22	0.01
Mark-to-market (gains)/losses from derivatives	45	—	45	5		—	—	—	40	0.03
Rounding	1	—	1	1		—	—	—	—	—

Adjusted (Non-GAAP)	$925	$148	$777	$190	24.5%	$(101)	$—	$—	$688	$0.44

Diluted Average Shares Outstanding										1,559

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2017
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Transactions	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,506	$382	$3,124	$688	22.0%	$(460)	$(40)	$14	$2,922	$1.91
2014-2018 Restructuring Program costs	792	—	792	190		—	—	—	602	0.39
Acquisition integration costs	3	—	3	—		—	—	—	3	—
Intangible asset impairment charges	109	—	109	30		—	—	—	79	0.05
Benefits from resolution of tax matters	(209)	72	(281)	(75)		—	—	—	(206)	(0.13)
Loss on debt extinguishment	—	(11)	11	4		—	—	—	7	—
Malware incident incremental expenses	84	—	84	27		—	—	—	57	0.04
CEO transition remuneration	14	—	14	5		—	—	—	9	0.01
U.S. tax reform discrete net tax benefit	—	—	—	59		—	—	—	(59)	(0.04)
Net earnings from divestitures	(61)	—	(61)	(15)		6	—	—	(52)	(0.03)
Divestiture-related costs	31	(3)	34	(8)		—	—	—	42	0.02
Net gain on divestitures	(186)	—	(186)	(7)		—	—	—	(179)	(0.11)
Equity method investee acquisition-related and other adjustments	—	—	—	(35)		54	—	—	(19)	(0.01)
Gain on equity method investment transactions	—	—	—	(15)		—	40	—	(25)	(0.02)
Mark-to-market (gains)/losses from derivatives	96	—	96	6		—	—	—	90	0.06
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$4,178	$440	$3,738	$854	22.8%	$(400)	$—	$14	$3,270	$2.14

Currency									(16)	(0.01)

Adjusted @ Constant FX (Non-GAAP)									$3,254	$2.13

Diluted Average Shares Outstanding										1,531

	For the Twelve Months Ended December 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Transactions	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,569	$1,115	$1,454	$129	8.9%	$(301)	$(43)	$10	$1,659	$1.05
2014-2018 Restructuring Program costs	1,086	—	1,086	288		—	—	—	798	0.51
Acquisition integration costs	7	—	7	—		—	—	—	7	0.01
Gain on sale of intangible asset	(15)	—	(15)	(3)		—	—	—	(12)	(0.01)
Intangible asset impairment charges	137	—	137	37		—	—	—	100	0.06
(Income)/costs associated with the JDE coffee business transactions	(2)	—	(2)	(3)		—	—	—	1	—
Loss related to interest rate swaps	—	(97)	97	36		—	—	—	61	0.04
Net earnings from divestitures	(153)	—	(153)	(40)		12	—	—	(125)	(0.08)
Divestiture-related costs	86	—	86	15		—	—	—	71	0.05
Net gain on divestitures	(9)	—	(9)	—		—	—	—	(9)	—
Acquisition-related costs	1	—	1	—		—	—	—	1	—
Loss on debt extinguishment and related expenses	—	(427)	427	163		—	—	—	264	0.17
Equity method investee acquisition-related and other adjustments	—	—	—	3		(67)	—	—	64	0.04
Gain on equity method investment transactions	—	—	—	(2)		—	43	—	(41)	(0.03)
Mark-to-market (gains)/losses from derivatives	94	—	94	11		—	—	—	83	0.05
Rounding	1	—	1	1		—	—	—	—	—

Adjusted (Non-GAAP)	$3,802	$591	$3,211	$635	19.8%	$(356)	$—	$10	$2,922	$1.86

Diluted Average Shares Outstanding										1,573

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2017	2016	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.53	$0.06	$0.47	783.3%
2014-2018 Restructuring Program costs	0.11	0.15	(0.04)
Intangible asset impairment charges	—	0.05	(0.05)
Malware incident incremental expenses	0.01	—	0.01
CEO transition remuneration	0.01	—	0.01
U.S. tax reform discrete net tax benefit	(0.04)	—	(0.04)
Net earnings from divestitures	—	(0.03)	0.03
Loss on debt extinguishment and related expenses	—	0.17	(0.17)
Equity method investee acquisition-related and other adjustments	(0.04)	0.01	(0.05)
Gain on equity method investment transactions	(0.02)	—	(0.02)
Mark-to-market (gains)/losses from derivatives	0.01	0.03	(0.02)

Adjusted EPS (Non-GAAP)	$0.57	$0.44	$0.13	29.5%
Impact of favorable currency	(0.04)	—	(0.04)

Adjusted EPS @ Constant FX (Non-GAAP)	$0.53	$0.44	$0.09	20.5%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.07
Increase in equity method investment net earnings			0.01
Prior year VAT-related settlement			(0.02)
Change in interest and other expense, net			0.02
Change in shares outstanding			0.01

			$0.09

	For the Twelve Months Ended December 31,
	2017	2016	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.91	$1.05	$0.86	81.9%
2014-2018 Restructuring Program costs	0.39	0.51	(0.12)
Acquisition integration costs	—	0.01	(0.01)
Gain on sale of intangible asset	—	(0.01)	0.01
Intangible asset impairment charges	0.05	0.06	(0.01)
Benefits from resolution of tax matters	(0.13)	—	(0.13)
Loss related to interest rate swaps	—	0.04	(0.04)
Malware incident incremental expenses	0.04	—	0.04
CEO transition remuneration	0.01	—	0.01
U.S. tax reform discrete net tax benefit	(0.04)	—	(0.04)
Net earnings from divestitures	(0.03)	(0.08)	0.05
Divestiture-related costs	0.02	0.05	(0.03)
Net gain on divestitures	(0.11)	—	(0.11)
Loss on debt extinguishment and related expenses	—	0.17	(0.17)
Equity method investee acquisition-related and other adjustments	(0.01)	0.04	(0.05)
Gain on equity method investment exchange	(0.02)	(0.03)	0.01
Mark-to-market (gains)/losses from derivatives	0.06	0.05	0.01

Adjusted EPS (Non-GAAP)	$2.14	$1.86	$0.28	15.1%
Impact of favorable currency	(0.01)	—	(0.01)

Adjusted EPS @ Constant FX (Non-GAAP)	$2.13	$1.86	$0.27	14.5%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.22
Increase in equity method investment net earnings			0.02
Property insurance recovery			0.01
Prior year gains on sales of property			(0.02)
Prior year VAT-related settlement			(0.04)
Change in interest and other expense, net			0.08
Change in shares outstanding			0.05
Change in income taxes			(0.05)

			$0.27

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$900		$1,449		$2,816		$1,801		$—	$—	$—	$—	$6,966
Divestitures	—		(4)		(2)		—		—	—	—	—	(6)

Adjusted (Non-GAAP)	$900		$1,445		$2,814		$1,801		$—	$—	$—	$—	$6,960

Operating Income
Reported (GAAP)	$96		$91		$522		$296		$(27)	$(91)	$(45)	$2	$844
2014-2018 Restructuring Program costs	32		48		65		35		—	15	—	—	195
Acquisition integration costs	—		1		—		—		—	—	—	—	1
Benefits from resolution of tax matters	—		—		(1)		(7)		—	—	—	—	(8)
Malware incident incremental expenses	—		—		4		23		—	3	—	—	30
CEO transition remuneration	—		—		—		—		—	14	—	—	14
Operating income from divestitures	—		—		(1)		—		—	—	—	—	(1)
Divestiture-related costs	—		(2)		2		—		—	9	—	—	9
Gain on divestitures	—		—		—		—		—	—	—	(2)	(2)
Mark-to-market (gains)/losses from derivatives	—		—		—		—		27	—	—	—	27
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$128		$138		$591		$347		$—	$(51)	$(45)	$—	$1,108
Currency	2		(2)		(52)		(3)		—	1	1	—	(53)

Adjusted @ Constant FX (Non-GAAP)	$130		$136		$539		$344		$—	$(50)	$(44)	$—	$1,055

% Change - Reported (GAAP)	20.0%		4450.0%		52.2%		24.4%		n/m	(21.3)%	(2.3)%	n/m	66.5%
% Change - Adjusted (Non-GAAP)	(9.9)%		70.4%		25.5%		7.1%		n/m	(4.1)%	(2.3)%	n/m	19.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	(8.5)%		67.9%		14.4%		6.2%		n/m	(2.0)%	0.0%	n/m	14.1%

Operating Income Margin
Reported%	10.7%		6.3%		18.5%		16.4%						12.1%
Reported pp change	1.4	pp	6.2	pp	5.7	pp	3.3	pp					4.6	pp
Adjusted%	14.2%		9.6%		21.0%		19.3%						15.9%
Adjusted pp change	(2.3	)pp	3.6	pp	2.7	pp	1.3	pp					1.8	pp

	For the Three Months Ended December 31, 2016
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$864		$1,412		$2,682		$1,812		$—	$—	$—	$—	$6,770
Divestitures	(2)		(68)		(114)		(8)		—	—	—	—	(192)

Adjusted (Non-GAAP)	$862		$1,344		$2,568		$1,804		$—	$—	$—	$—	$6,578

Operating Income
Reported (GAAP)	$80		$2		$343		$238		$(45)	$(75)	$(44)	$8	$507
2014-2018 Restructuring Program costs	60		45		132		59		—	24	—	—	320
Acquisition integration costs	—		1		—		—		—	—	—	—	1
Gain on sale of intangible asset	—		—		(2)		—		—	—	—	—	(2)
Intangible asset impairment charges	2		45		27		32		—	1	—	—	107
Operating income from divestitures	—		(12)		(31)		(5)		—	—	—	—	(48)
Divestiture-related costs	—		—		2		—		—	—	—	—	2
Gain on divestitures	—		—		—		—		—	—	—	(9)	(9)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Mark-to-market (gains)/losses from derivatives	—		—		—		—		45	—	—	—	45
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$142		$81		$471		$324		$—	$(49)	$(44)	$—	$925

Operating Income Margin
Reported%	9.3%		0.1%		12.8%		13.1%						7.5%
Adjusted%	16.5%		6.0%		18.3%		18.0%						14.1%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,566		$5,739		$9,794		$6,797		$—	$—	$—	$—	$25,896
Divestitures	—		(133)		(137)		—		—	—	—	—	(270)

Adjusted (Non-GAAP)	$3,566		$5,606		$9,657		$6,797		$—	$—	$—	$—	$25,626

Operating Income
Reported (GAAP)	$565		$516		$1,680		$1,120		$(96)	$(287)	$(178)	$186	$3,506
2014-2018 Restructuring Program costs	136		184		263		152		—	57	—	—	792
Acquisition integration costs	—		3		—		—		—	—	—	—	3
Intangible asset impairment charges	5		52		11		41		—	—	—	—	109
Benefits from resolution of tax matters	(153)		—		(49)		(7)		—	—	—	—	(209)
Malware incident incremental expenses	1		2		15		61		—	5	—	—	84
CEO transition remuneration	—		—		—		—		—	14	—	—	14
Operating income from divestitures	—		(27)		(34)		—		—	—	—	—	(61)
Divestiture-related costs	—		3		21		—		—	7	—	—	31
Net gain on divestitures	—		—		—		—		—	—	—	(186)	(186)
Mark-to-market (gains)/losses from derivatives	—		—		—		—		96	—	—	—	96
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$554		$733		$1,907		$1,367		$—	$(205)	$(178)	$—	$4,178
Currency	(20)		42		(19)		(3)		—	(2)	1	—	—

Adjusted @ Constant FX (Non-GAAP)	$534		$775		$1,888		$1,364		$—	$(207)	$(177)	$—	$4,178

% Change - Reported (GAAP)	108.5%		2.0%		32.6%		3.9%		n/m	1.4%	(1.1)%	n/m	36.5%
% Change - Adjusted (Non-GAAP)	27.1%		13.1%		12.1%		(2.8)%		n/m	3.8%	(1.1)%	n/m	9.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	22.5%		19.6%		11.0%		(3.0)%		n/m	2.8%	(0.6)%	n/m	9.9%

Operating Income Margin
Reported%	15.8%		9.0%		17.2%		16.5%						13.5%
Reported pp change	7.8	pp	0.3	pp	4.2	pp	1.0	pp					3.6	pp
Adjusted%	15.5%		13.1%		19.7%		20.1%						16.3%
Adjusted pp change	2.6	pp	1.4	pp	1.6	pp	(0.1	)pp					1.3	pp

	For the Twelve Months Ended December 31, 2016
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,392		$5,816		$9,755		$6,960		$—	$—	$—	$—	$25,923
Divestitures	(8)		(261)		(371)		(13)		—	—	—	—	(653)

Adjusted (Non-GAAP)	$3,384		$5,555		$9,384		$6,947		$—	$—	$—	$—	$25,270

Operating Income
Reported (GAAP)	$271		$506		$1,267		$1,078		$(94)	$(291)	$(176)	$8	$2,569
2014-2018 Restructuring Program costs	165		144		398		304		—	75	—	—	1,086
Acquisition integration costs	—		7		—		—		—	—	—	—	7
Gain on sale of intangible asset	—		—		(8)		(7)		—	—	—	—	(15)
Intangible asset impairment charges	2		45		50		39		—	1	—	—	137
Income associated with the JDE coffee business transactions	—		—		(3)		—		—	1	—	—	(2)
Operating income from divestitures	(2)		(54)		(89)		(8)		—	—	—	—	(153)
Divestiture-related costs	—		—		86		—		—	—	—	—	86
Net gain on divestitures	—		—		—		—		—	—	—	(9)	(9)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Mark-to-market (gains)/losses from derivatives	—		—		—		—		94	—	—	—	94
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$436		$648		$1,701		$1,406		$—	$(213)	$(176)	$—	$3,802

Operating Income Margin
Reported%	8.0%		8.7%		13.0%		15.5%						9.9%
Adjusted%	12.9%		11.7%		18.1%		20.2%						15.0%